Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

THIS AGREEMENT is made and entered into as of this the 14th day of May, 2008, by and between Michael C. Azar (hereinafter “Azar”), Noble International, Ltd. (hereinafter the “Company”) and any and all of its subsidiaries and affiliates (hereinafter referred to collectively as “Noble”).

AGREEMENT

WHEREAS, Azar is currently an officer of the Company.

WHEREAS, on or about January 1, 2002, Azar entered into an employment agreement with the Company.

WHEREAS, Azar and Noble agree that it would be in their best interests to sever their employment relationship;

WHEREAS, Azar and Noble have met and reached a full agreement and understanding concerning the severance of their employment relationship;

WHEREAS, this Severance and Release Agreement is intended to set forth, and does set forth, all terms and conditions of Azar’ termination of employment.

NOW, THEREFORE, the parties to this Severance and Release Agreement have mutually and voluntarily agreed to resolve their disputes in sole consideration for the promises and covenants set forth as follows:

1. Upon the execution of this Severance and Release Agreement by the parties, Azar voluntarily resigns from his employment with Noble effective May 14, 2008. Azar resigns from all positions and offices held with Noble, its entities and affiliates.

2. The Company agrees to pay Azar severance payments equal to Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), to be paid in equal installments over a period of twelve (12) months from the date hereof, consistent with the Company’s current payroll period and practices, subject to deductions for local, state, federal or FICA taxes, as applicable. Azar shall retain his right to (i) receive accrued but unpaid dividends for September 30, 2007, December 31, 2007 and March 31, 2008 on 6,257 shares of stock issued to Azar as the matching award pursuant to the Company’s June 29, 2007 stock matching program and (ii) exercise his existing options to purchase the Company’s Common Stock in accordance with, and subject to, the terms of the existing option awards governing such options.

3. The Company shall continue Azar’s currently elected health, dental and vision care for a period of twelve (12) months from the date hereof (the “Health Care Coverage Period”) either directly through a Company sponsored plan or through payment of his COBRA premium. Azar may elect to continue his health care coverage through COBRA after this period at his own expense. The Company will also reimburse Azar for all business expenses incurred by him up to and including the date of this Agreement (to the extent customarily reimbursed by the Company), including cell phone usage and club dues. The Company shall make such reimbursement within thirty (30) days of receipt of an appropriate expense report documenting such items. All other perquisites and other employee benefits shall cease immediately.

4. The parties agree that said severance constitutes consideration paid to Azar in exchange for his release of Noble from liability for all damages claimable by Azar under any federal or state statutes, constitutions, or state common law tort or contract doctrines.

5. Azar, on behalf of himself, his agents, representatives, executors, heirs, administrators, assigns and all those acting on his behalf, hereby releases, acquits, and forever discharges Noble, its agents, employees, officers, directors, subsidiaries and related or controlled entities, affiliates, parent, shareholders, representatives, executors, heirs, administrators, successors, and assigns (“Released Parties”) from any and all claims and causes of action for personal or monetary relief, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, which he ever had or now has against the Released Parties, relating to his employment or his service as officer or general counsel of Noble, including but not limited to all claims and/or causes of action in any way related to Azar’s hire, employment or termination of employment, including, but not limited to, any claims of discrimination, breach of contract, actual and/or constructive discharge, retaliation or defamation (“Released Claims”). This release also includes, but is not limited to, any claims under the federal Age Discrimination in Employment Act of 1967 (as amended) (ADEA) and the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. Azar waives and releases any and all rights, entitlements or benefits provided in his Employment Agreement effective January 1, 2002, Amendment Number 1 to Employment Agreement dated May 28, 2003, or any other employment agreements, amendments or arrangements (“Employment Agreement”). Azar agrees and acknowledges that other than the consideration contained in Paragraph 2 of this Severance and Release Agreement, he is not entitled to any other compensation whatsoever including but not limited to severance payment, present or future commissions or bonuses, stock or stock options, or any other additional monies, benefits or payment from Noble and the Released Parties, in connection with his role as an employee of Noble. Azar also agrees to refrain from initiating a lawsuit involving any of the Released Claims against the Released Parties for any reason other than for breach of this Severance and Release Agreement.

6. In consideration of Azar’s promises contained herein, to the fullest extent permitted by the Company’s Certificate of Incorporation and By-laws and the Delaware General Corporation Law, Noble hereby releases Azar from any and all claims and causes of action currently known or suspected (“Currently Known or Suspected Claims”) which it ever had or now has against Azar and agrees to indemnify and hold Azar harmless against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters relating to Azar’ employment as an employee, officer or director, with the exception of any established or proven intentional crimes or illegal or unlawful actions committed by Azar.

7. The parties acknowledge that they may in the future discover facts different from or in addition to those which they now know or believe to be true with respect to the matters which are the subject of this Severance and Release Agreement and agree that this Severance and Release Agreement shall remain in effect in all respects, notwithstanding the discovery or existence of different or additional facts. However, this Severance and Release Agreement does not waive or release any claims or rights that arise after the date the last party executes this Agreement. The parties intend this Agreement to release fully, finally and forever the Released Claims described in Paragraph 5 and the Currently Known or Suspected Claims described in Paragraph 6, and to further this intention the parties agree that this Severance and Release Agreement shall remain in effect and enforceable as full and complete release of such Released Claims and such Currently Known or Suspected Claims, respectively, notwithstanding the discovery or existence of different or additional facts relevant to those claims. Notwithstanding any provision in this Severance and Release Agreement to the contrary, such releases shall not release any duties or obligations of either party under this Severance and Release Agreement.

8. Azar shall continue to be fully indemnified for acts and omissions occurring on or prior to the date hereof to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company in accordance with their terms as in effect from time to time. The Company agrees that for purposes of this Section it shall interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses) with respect to Azar in a manner consistent with how such provisions are interpreted and applied by the Company with respect to all other directors and officers and to the fullest extent permissible. Azar shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other current and former officers or directors are covered.

9. In consideration of the recitals and the mutual agreements contained herein, and without limitation of any other rights of the Company thereunder or hereunder, the provisions in Article IV of the Employment Agreement are incorporated herein by reference and shall survive in accordance with their terms, and for the periods prescribed in Article IV of the Employment Agreement, Azar shall not, without the Company’s prior written consent, breach, violate or fail to comply with any of the provisions of such Article.

10. In entering into this Severance and Release Agreement, each party warrants that they or it have done so voluntarily and of their own accord without reliance on any inducement, promise or representation by any other party except those which are expressly set forth in this Severance and Release Agreement. Azar represents and warrants that he has the sole right and exclusive authority to execute this Severance and Release Agreement; and that he has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Severance and Release Agreement.

11. The parties agree to act hereafter in a professional and non-retaliatory manner, refraining from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning each other.

12. Azar will immediately return any and all Noble property in his possession, including but not limited to, all keys, cell phone, credit card, files and any other property or documentation. Azar shall also return any and all files and information contained in any computer equipment, including any hard drives, floppy disks, tapes, CD ROMS and recordables, zip drives, hard copies containing information and/or files obtained from Noble regarding Noble’s business operations regardless of where located. Azar verifies that he has not, nor has he requested or directed anyone else to, nor shall he access, share, copy or retain any hard drives, floppy disks, tapes,

CD ROMS and recordables, zip drives and hard copies containing information and/or files obtained from Noble regarding Noble’s business operations regardless of where located. Azar may retain, however, documents that contain professional work product that do not include any Confidential Information or proprietary information of Noble.

13. Azar agrees that if contacted by Noble, for information or assistance relating to business operations, board or shareholder meetings or other matters, he will be responsive, cooperative and, if necessary, make himself available (at a time convenient to Azar). Azar also agrees to cooperate with respect to the defense of any lawsuit that relates to his performance of his duties while employed at Noble. Such cooperation includes meeting with Noble’s attorneys at reasonable dates and times, providing requested information.

14. In consideration of the recitals and the mutual agreements contained herein, Azar acknowledges that he remains obligated to keep confidential and not disclose or use, directly or indirectly, on his own behalf or on behalf of any other person or business entity, any Confidential Information obtained through his employment as long as the information remains confidential. “Confidential Information” is defined as oral or written, financial, technical and other information concerning the business affairs and potential or proposed business affairs of Noble that is not generally known in the trade or industry and that Noble considers to be confidential including, but not limited to that relating to the property, business, financing, marketing, business methods, pricing, sales, technology, processes, procedures, plans, projections, strategy, business developments, trade secrets, proprietary information, service capabilities, potential transactions, engagements, customers and methods of Noble and/or its parent and affiliated entities. Azar acknowledges that a breach or threatened breach of this paragraph will result in Noble suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Noble is entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this agreement, in addition to all other remedies which may be available to Noble.

15. In the event that Azar is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any trade secrets, Confidential Information and/or proprietary information, it is agreed that Azar will provide Noble with prompt notice of any such request or requirement (written if practical) so that Noble may seek an appropriate protective order or waive Azar’s compliance with the provisions of this agreement. In any event, Azar will not oppose action by Noble to obtain appropriate protective order or other relief.

16. In the event that any legal action is commenced by any party to seek enforcement of this Severance and Release Agreement or damages for its breach, the prevailing party shall be entitled to recover its costs and reasonable attorney fees incurred in connection with that action.

17. Azar understands and agrees that he has been given 21 days (or more) within which to consider this Severance and Release Agreement. Azar has read and fully understands the terms of this Severance and Release Agreement.

18. Azar understands and agrees that he may revoke this Severance and Release Agreement for a period of seven (7) calendar days following the execution of this Severance and Release Agreement (the “Revocation Period”). This Severance and Release Agreement is not effective until this revocation period has expired. Azar understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Severance and Release Agreement and addressed to Andrew J. Tavi, Noble International, Ltd., 840 West Long Lake Road, Suite 601, Troy Michigan 48098 or (b) hand-delivered within seven (7) days of execution of this Severance and Release Agreement to Andrew J. Tavi. Azar understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. No payments under this Agreement will be made until the expiration of the seven-day revocation period.

19. No waiver, modification or amendment of any term, condition or provision of this Severance and Release Agreement shall be valid or have any force or effect unless made in writing and signed by the parties.

20. Azar acknowledges that he has read this Severance and Release Agreement and that he understands the contents and the meaning and effect thereof. Azar acknowledges that he was advised to consult with an attorney prior to signing the Agreement, and that he has signed this Severance and Release Agreement voluntarily without any duress or coercion. Each party shall bear its own costs and attorneys fees.

21. This Severance and Release Agreement is made and entered into in the State of Michigan and shall be interpreted, enforced and governed under the law of that State. Any action or proceeding relating to or arising out of this Severance and Release Agreement shall be brought and maintained in the Oakland County Circuit Court and the parties hereby submit to the exclusive jurisdiction of such court and stipulate that such forum is convenient to the parties for the purpose of trial of such action or proceeding.

22. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way effect, impair or invalidate any other covenant, condition or other provision contained in this Agreement.

23. This Severance and Release Agreement is deemed drafted by all parties.

24. This Severance and Release Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

/s/ Michael C. Azar
MICHAEL C. AZAR
DATE:	May 14, 2008

NOBLE INTERNATIONAL, LTD.

/s/ Thomas L. Saeli
BY:	Thomas L. Saeli
ITS:	Chief Executive Officer
DATE:	May 14, 2008

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